Exhibit 19.1

INSIDER TRADING POLICY

(updated June 15, 2023)

I. INTRODUCTION

Zevia PBC (the “Company” or “Zevia”) is listed on the New York Stock Exchange (the “NYSE”), and is subject to its rules, as well as the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). U.S. federal and state laws prohibit buying, selling, gifting or making other transfers of securities by persons who have material, nonpublic information that is not generally known or available to the public (“Material Nonpublic Information”). These laws also prohibit persons with such Material Nonpublic Information from disclosing this information to others who trade.

The Company has adopted the following policy (this “Policy”) regarding trading in securities by all of its directors, officers, employees, consultants and contractors (together, “Company Personnel”) as well as their family members who reside with them, anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company securities (as defined below) are directed by them or are subject to their influence or control (collectively, “Family Members”), and corporations or other business entities controlled, influenced or managed by them or their Family Members, and trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with “Company Personnel” and “Family Members,” “Insiders”). Unless otherwise indicated, all references to “you” in this Policy should be read to include all of your Family Members and Controlled Entities.

The principles discussed in this Policy also apply to non-public information that you obtain in the course of your employment or other involvement with the Company about another public company (such as a client, customer or a company with which Zevia is involved in a transaction). If you obtain Material Nonpublic Information about another public company, then you must not trade in the securities of that company until the information has been publicly disseminated or is no longer material.

No Exceptions. The prohibition against trading while in possession of Material Nonpublic Information is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.

Individual Responsibility. You are responsible for ensuring that you (as well as your Family Members and Controlled Entities) do not violate U.S. federal or state securities laws or this Policy. The Company has designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

If you violate the insider trading laws, you may be subject to criminal charges, which may carry severe penalties, including imprisonment for up to 20 years. You may also have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.

Both the SEC and the NYSE are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

This Policy applies to transactions, whether direct or indirect, in Zevia’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units, or any other type of securities that Zevia may issue, including but not limited to preferred stock and convertible debentures, as well as derivative securities relating to Zevia but that are not issued by Zevia, such as exchange-traded put or call options or swaps relating to Zevia securities (collectively referred to as “Zevia securities” or “Company securities”).

When this Policy refers to another entity’s “securities,” it similarly refers to its common stock, options to purchase common stock or any other type of securities that the entity may issue, as well as derivative securities relating to that company but that are not issued by that entity.

All Company Personnel will be required to certify their understanding of and intent to comply with this Policy by signing the Receipt and Acknowledgement attached hereto periodically.

The Company will review, evaluate and revise this Policy from time to time in light of regulatory changes, developments in the Company’s business and other factors.

II. TRADING POLICIES AND PROCEDURES

A. No Trading on Material Nonpublic Information; No “Tipping” Others

1. General Prohibition. You cannot, directly or indirectly, engage in transactions in Zevia securities when you have Material Nonpublic Information about Zevia. For guidance on what is “material” or “nonpublic,” see Section II.B.1 below.

This prohibition against illegal “insider trading” also applies to transactions in the securities of other entities when you learn the Material Nonpublic Information about such entities as a result of your employment or other association with Zevia. Examples include learning Material Nonpublic Information from the Company’s customers and suppliers, or another entity with which the Company is negotiating a major transaction, such as a joint venturer, strategic partner or acquisition target.

2. No Tipping. You must not convey Material Nonpublic Information about the Company or another company to anyone else, including family members. You must not recommend that anyone purchase or sell any company’s securities while you are aware of Material Nonpublic Information about that company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This Policy against “tipping” applies to information about the Company and its securities, as well as to information about other entities you learn as a result of your employment or other association with Zevia. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to the Insider; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This Policy does not restrict legitimate business communications on a “need to know” basis. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

3. No Short-Term or Speculative Trading. It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions (such as “cashless” collars, forward sales, equity swaps and other similar arrangements). Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when including Company securities in a margin account or pledging Company securities as collateral for a loan. As such, the Company prohibits its directors and Section 16 Officers (as defined below) from pledging Company securities.

As stated above, these restrictions also apply to your Family Members and Controlled Entities. The SEC and federal prosecutors may presume that trading by Family Members or Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself.

There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

For purposes of this Policy, references to “trading” and “transactions” include, among other things:

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purchases and sales of Company securities in public markets;
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sales of Company securities obtained through the exercise of employee stock options granted by the Company;
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making gifts of Company securities; and
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using Company securities to secure a loan.

Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy as long as (a) the Insider does not control the investment decisions on individual stocks within the fund and (b) Company securities do not represent a substantial portion of the assets of the fund.

In addition, transactions pursuant to a Rule 10b5-1 Trading Plan (as defined below) and this Policy are subject to certain exceptions and requirements set forth below.

Insiders should consult the Company’s Senior Vice President, General Counsel and Corporate Secretary (the “GC”) if they have any questions.

4. Company Transactions

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.

B. What is “Material Nonpublic Information”? When is Information “Public”?

1. Material Information

Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold or sell securities. Either positive or negative information may be material. Any information that could reasonably be expected to affect the Company’s stock price should be considered material.

Depending on the circumstances, common examples of information that may be material include:

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significant new product developments, innovations or discoveries;
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significant interactions, approval or rulings by a regulatory agency relating to the Company or a Company product;
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earnings, revenue or similar financial information;

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unexpected financial results;
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unpublished financial reports or projections;
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extraordinary borrowing or liquidity problems;
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changes in control or sale of all or part of the Company’s business;
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changes in directors, senior management or auditors;
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information about current, proposed or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
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changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption or repurchase of securities;
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negotiations regarding an important license, distribution agreement, joint venture or collaboration agreement;
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material defaults under agreements or actions by creditors, clients or suppliers relating to a company’s credit rating;
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information about major contracts;
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product recalls;
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impending financial problems;
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the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster or breakdown of labor negotiations;
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major environmental incidents;
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significant developments related to the Company’s ESG initiatives and reporting;
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institution of, or developments in, major litigation, investigations or regulatory actions or proceedings;
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any of the information described above to the extent applicable to the Company’s affiliates; and
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the imposition of a trading “blackout” by Zevia on transactions in Zevia securities.

Federal and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of Material Nonpublic Information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the Material Nonpublic Information. If you have questions regarding specific transactions, please contact the GC.

2. Nonpublic Information

Nonpublic information is information that is not generally known by or available to the public. We consider information to be available to the public only when:

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it has been released to the public by the Company through appropriate channels, such as by means of a press release distributed through a widely circulated news or wire service, such as Dow Jones or Bloomberg, or a filing with the SEC; and
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two full trading days have lapsed following the time of public disclosure.
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The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.

C. Unauthorized Disclosure; Prohibition on Certain Public Speaking

All Company Personnel must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed by the Company. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as Family Members, other relatives, or business or social acquaintances.

In addition, you are prohibited from participating as an “expert,” consultant, advisor, and/or in any capacity for an “expert network” and/or any other outside firm which compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its stockholders and you. Indeed, United States criminal authorities and the SEC have prosecuted numerous public company employees who received monetary compensation by expert networks to speak with investors and disclose confidential company information which investors then used for trading purposes.

Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Guidelines For Public Disclosures and Communications With The Investment Community. If you receive inquiries of this nature, you should refer them to the Chief Financial Officer (the “CFO”), the GC or the Company’s Investor Relations personnel. At any time when the Company does not have an active CFO, the duties and responsibilities assigned to the CFO under this Policy shall be performed by the individual performing the function of the Company’s principal financial officer.

D. When and How to Trade Company Stock

1. Overview

All Insiders are subject to the Trading Window policy described below. Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such officers, “Section 16 Officers,” and together with directors, “Section 16 Persons”), and certain other employees and consultants who are so designated by the GC from time to time (such designated employees and consultants, together with Section 16 Persons, and each of their respective Family Members and Controlled Entities, “Restricted Persons”) are for purposes of this Policy required to comply with the additional pre-clearance restrictions covered below.

2. Trading Windows

Subject to the exception related to Rule 10b5-1 Trading Plans (as defined below), all Insiders may trade in Company securities only from the date that is two (2) full business days after earnings is publicly released to the close of business on the date that is two (2) weeks prior to the end of each quarter (such period, the “Trading Window”). For example, if Zevia publicly releases earnings results at the open of market on a Friday, then trading in Zevia securities may commence at the open of market on the following Tuesday. The Company reserves the right to adjust the opening and closing of the Trading Windows from time to time or determine not to open a particular Trading Window.

However, even if a Trading Window is open, you may not trade in Company securities if you are aware of Material Nonpublic Information about the Company. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them when the Trading Window is open.

Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Trading Window is open must be cancelled before it closes.

In light of these restrictions, if you expect a need to sell Company securities at a specific time in the future, including executing sales to satisfy tax withholding obligations in connection with the exercise of stock options, vesting of restricted stock or settlement of restricted stock units in the future, you may wish to consider entering into a prearranged Rule 10b5-1 Trading Plan, as discussed below.

3. Special “Blackout” Periods

Zevia may, from time to time, during a Trading Window, close trading (or delay, not open or close early a Trading Window) due to developments (such as a significant event or transaction) during which there may exist Material Nonpublic Information about Zevia or a company with which the Company is considering a transaction. This is referred to as a “special blackout period.” In such cases, the Company may notify particular individuals that they should not engage in any transactions involving the purchase, sale or other transaction in Company securities. You should not disclose to others the fact that trading has been prohibited. These blackout periods, which will vary in length, will be determined by the GC, and will be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e-mail.

It is not the Company’s policy to impose special blackout periods every time that Material Nonpublic Information exists, or every time that an Insider may be in the possession of Material

Nonpublic Information. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions.

In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, including executing sales to satisfy tax withholding obligations in connection with the exercise of stock options, vesting of restricted stock or settlement of restricted stock units in the future, you may wish to consider entering into a prearranged Rule 10b5-1 Trading Plan, as discussed below.

4. Pre-Clearance of Trades

The Company requires all Restricted Persons to contact the GC in advance of effecting any purchase, sale, gift or other trading of Company securities, other than transactions made under an approved Rule 10b5-1 Trading Plan pursuant to Section II.E below. All requests must be submitted to the GC at least two business days in advance of the proposed transaction.1 For the avoidance of doubt, there should be no presumption that the GC will grant any or all pre-clearance requests and there shall be no obligation to inform Restricted Persons of the reasons for any request approval or denial. This pre-clearance policy applies to Restricted Persons even if they are initiating a transaction while a blackout period is not in place.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again by the GC before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 Trading Plan (discussed below) will not require pre-clearance at the time of the transaction, but the adoption, amendment, modification or termination of such Rule 10b5-1 Trading Plan is subject to the pre-clearance and other restrictions set forth below and Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”

5. Exceptions

The restrictions contained in this Policy shall not apply to:

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the exercise of Company stock options or the exchange of profits interests or other units into Company common stock if (a) no shares are to be sold to third parties or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent);

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“sell to cover” transactions involving a sale of shares of common stock directed by the Company in its sole discretion in order to cover the Company’s or such individual’s or

1 Transactions by the GC (or the GC’s Family Members and Controlled Entities) are required to be approved in advance by the Chief Executive Officer (the “CEO”), CFO or any deputy, assistant or associate general counsel in consultation with either the CEO or CFO.

entity’s withholding tax obligations in connection with the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans or exchange of units into shares of Common Stock;

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the vesting of Company stock options, restricted stock, restricted stock units, phantom units or other equity incentive awards according to their terms;

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the withholding of shares to satisfy the exercise price or a tax withholding obligation upon the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans or exchange of units into shares of Common Stock;

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the exchange of units into the Company’s common stock (without selling the common stock);

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transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control);

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sales of Company securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws; or

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any other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable securities and state laws.

To the extent applicable and such elections are permitted, your elections regarding participation in “net exercise,” or “sell to cover” transactions, including changes from any defaults established by the Company, may only be made during a Trading Window and while not in possession of Material Nonpublic Information.

E. Rule 10b5-1 Trading Plans

SEC Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability if trades occur pursuant to a prearranged trading plan that meets specified conditions. It is possible to pre-arrange trades in Company securities by entering into a written trading plan. Such plan (referred to herein as a “Rule 10b5-1 Trading Plan”) is between you and your broker and must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. A written trading plan must be established at a time when you are not aware of any Material NonPublic Information and must not permit you to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. Alternatively, a trading plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Under this Policy, the adoption, amendment, modification or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” including applicable pre-clearance procedures.

Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.

`F. Noncompliance

Anyone subject to this Policy who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.

G. Post-Termination Transactions

This Policy will continue to apply to your transactions in Company securities after your employment or service with the Company has terminated until such time as you are no longer aware of Material Nonpublic Information or until that information has been publicly disclosed or is no longer material.

Questions about this policy should be directed to the Company’s Senior Vice President, General Counsel and Corporate Secretary, at Lorna@Zevia.com.

RECEIPT AND ACKNOWLEDGMENT

I, __________________________________, hereby acknowledge that I have received and read a copy of the Insider Trading Policy (the “Policy”) of Zevia PBC. I agree to comply with this Policy. I understand that violation of SEC regulations may subject me to severe civil and/or criminal penalties, and that violation of this Policy may subject me to discipline by Zevia PBC, up to and including termination for cause.

________________________________________ ______________________________

Signature Date

Appendix A

Guidelines for Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, Insiders must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meet certain conditions specified in the Rule 10b5-1. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The GC will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the legal department regarding any Rule 10b5-1 Trading Plan or proposed trades. Insiders remain ultimately responsible for ensuring that their Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Insiders consult with their own attorneys, brokers, or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any Section 16 Person, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Entities of such persons), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).

1.
Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC at least five business days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines.2 The Company may require that Insiders use a standardized form of Rule 10b5-1 Trading Plan.
2.
Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time:
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When the Insider is not aware of any Material Nonpublic Information; and
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When the Trading Window is open and there is no special blackout period.
3.
Plan Instructions. Any Rule 10b5-1 Trading Plan adopted by any Insider must be in writing, signed, and either:
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specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
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provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or

2 Any Rule 10b5-1 Trading Plans entered into by the GC (or the GC’s Family Members or Controlled Entities) are required to be approved in advance by the CEO, CFO or any deputy, assistant or associate general counsel in consultation with either the CEO or CFO.

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delegate decision-making authority with regard to these transactions to a broker or other agent without any Material Nonpublic Information about the Company or its securities.

For the avoidance of doubt, Insiders may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.

4.
No Hedging. Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
5.
Good Faith Requirements. Insiders must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act. Insiders must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6.
Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any Material Nonpublic Information about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
7.
Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
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For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
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For other Insiders, 30 days after adoption of the Rule 10b5-1 Trading Plan.
8.
No Overlapping Rule 10b5-1 Trading Plans. An Insider may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult the GC with any questions regarding overlapping Rule 10b5-1 Trading Plans.
9.
Single Transaction Plans. An Insider may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.
Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or

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termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If an Insider is considering administrative changes to a Rule 10b5-1 Trading Plan, such as changing the account information, the Insider should consult with the GC in advance to confirm that any such change does not constitute an effective termination of the plan.

As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC in accordance with pre-clearance procedures set forth in the Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 -9 99 of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.

The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the GC will not approve the termination of a Rule 10b5-1 Trading Plan unless:

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The Insider is not aware of any Material Nonpublic Information; and
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The Trading Window is open and there is no special blackout period.

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